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                                                                     EXHIBIT 2.4

                                OPTION AGREEMENT


                  This is an OPTION AGREEMENT ("Agreement") entered into as of this 17th day of December, 1999, among CUMULUS BROADCASTING, INC., a Nevada corporation, CUMULUS LICENSING CORP., Nevada corporation, CUMULUS WIRELESS SERVICES INC., a Nevada corporation, their successors and assigns (collectively "Cumulus" or "Optionee"), and MCDONALD MEDIA GROUP, INC., a Delaware corporation ("McDonald" or "Optionor").

                              W I T N E S S E T H :
                  WHEREAS, McDonald is the licensee of radio stations KVEN-AM, KHAY-FM, KBBY-FM (licensed to Oxnard-Ventura, California), and has an option to purchase KKSB-FM and KMGQ-FM (licensed to Santa Barbara, California) (collectively the "Stations") under the rules and regulations of the Federal Communications Commission ("FCC" or "Commission");

                  WHEREAS, Cumulus and McDonald have previously entered into a Management Agreement regarding the Stations (the "Management Agreement"); and

                  WHEREAS, Cumulus desires to acquire an Option to acquire all of the assets of McDonald used or intended for use in the Stations' operations, including all permits, authorizations and licenses issued by the FCC, in accordance with the terms and conditions set forth below;

                  WHEREAS, Cumulus and McDonald on this date have entered into an Escrow Agreement among themselves and AmSouth Bank ("Escrow Agent"), pursuant to which Escrow Agent shall carry out various duties to implement the sale and purchase transaction:

                  NOW, THEREFORE, in consideration of the mutual promises set forth in this Option Agreement, the parties, intending to be legally bound, agree as follows:

         1. GRANT OF OPTION. McDonald hereby grants to Cumulus an option (the "Option") to acquire all of the assets of McDonald used or intended for use in the Stations' operations, including, but not limited to, all permits, authorizations and licenses issued by the FCC, in accordance with the terms and conditions set forth below, in consideration of the previous payment by Cumulus to McDonald the amount of Eight Million and no/100 Dollars ($8,000,000) in cash by wire transfer of immediately available U.S. funds (the "Option Money") ( which amounts shall not be refundable to Cumulus in the event Cumulus does not fully exercise the Option hereunde), and for other good and valuable consideration.

         2. TERM. This Option will be for a term commencing with the Effective Date of this Agreement and ending March 31, 2000 (provided that upon exercise the provisions of the Asset Purchase Agreement shall apply to the closing of the transaction contemplated therein). The


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Option may be exercised by Cumulus at any time from March 1, 2000 to and including March 31, 2000, by the delivery of notice by Cumulus to McDonald as provided below.

         3. SPECIFIC PERFORMANCE. The parties mutually understand and agree that the assets which are the subject of this Option Agreement are unique and cannot readily be purchased in the open market. The parties further agree that this Option, and any extensions of it, will be subject to enforcement by decree of specific performance.

         4. STATION ASSETS. As used in this Option Agreement, the term "Station Assets" shall have the same meaning as set forth in set forth in the Asset Purchase Agreement attached hereto as Exhibit A ("the Asset Purchase Agreement").

         5. PURCHASE PRICE. The Purchase Price to be paid McDonald as consideration for the Station Assets shall be an amount equal to Thirty-Three Million and no/100 Dollars ($33,000,000) (and towards which Cumulus shall receive a credit in the amount of the Option Price), payable on the terms and conditions set forth in the Asset Purchase Agreement.

         6.       EXERCISE OF THE OPTION

                  (a) Cumulus may exercise the Option by delivering to McDonald and to Escrow Agent, within the time period set forth in Section 2, written Notice that it is exercising the Option. Such written Notice shall be to McDonald's address set forth in this Option Agreement.

                  (b) Within five (5) business days of the delivery of Cumulus's exercise of the Option, Escrow Agent shall date two executed copies of the Asset Purchase Agreement with the date of the receipt of notice, and shall deliver one such dated, executed copy of the Asset Purchase Agreement to each of Cumulus and McDonald, respectively, and shall carry out the other duties of the Escrow Agent specified in the Escrow Agreement.

         7.       FCC CONSENT

                  (a) Joint Application. Closing on the purchase of the Station Assets is subject to the prior approval of the Federal Communications Commission. Within five (5) business days of the Escrow Agent's dating and delivery of the Asset Purchase Agreement to Cumulus and McDonald, McDonald will deliver to Cumulus, fully executed and with all necessary exhibits, the Seller's section of FCC Form 314 requesting FCC consent to the assignment to Cumulus designee of the FCC licenses, permits, and authorizations of the Stations. Cumulus will combine the same with Buyer's section of the form and file the application with the FCC (the "Application").

                  (b) Fees. Cumulus and McDonald each will pay their respective FCC filing fees required in connection with the Application.

                  (c) Closing. The Closing on the purchase of the Station Assets shall take place following FCC approval, at a date and place set forth in the Asset Purchase Agreement (the


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"Closing Date").


         8. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF MCDONALD. McDonald represents and warrants that the representations, warranties, and covenants McDonald makes, as Seller, in the Asset Purchase Agreement are true and correct as of the date hereof, as if the Asset Purchase Agreement had been executed and delivered as of the date hereof, and such representations, warranties, and covenants are incorporated herein by reference. Cumulus is entitled to rely on such representations, warranties, and covenants as if the Asset Purchase Agreement had been dated and executed as of the date hereof.

         9. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CUMULUS. Cumulus represents and warrants that the representations, warranties, and covenants Cumulus makes, as Buyer, in the Asset Purchase Agreement are true and correct as of the date hereof, as if the Asset Purchase Agreement had been executed and delivered as of the date hereof, and such representations, warranties, and covenants are incorporated herein by reference. McDonald is entitled to rely on such representations, warranties, and covenants as if the Asset Purchase Agreement had been dated and executed as of the date hereof.

         10. AFFIRMATIVE COVENANTS OF MCDONALD. Subject to the terms of the Management Agreement, McDonald shall, through the Closing Date, with respect to the Station:

                  (a) Operation. Carry on its business and operations, maintain its facilities and equipment, maintain its inventory of supplies, parts and other materials and keep its books of account, records, and files in the ordinary and usual course of business. McDonald will continue to keep and maintain the Public Inspection Files of the Station in accordance with FCC rules and regulations. Subject to the terms of the Management Agreement, McDonald shall continue to operate the Station in all material respects in accordance with the terms of their FCC Licenses and in compliance in all material respects with all applicable laws, FCC rules and regulations, the Communications Act and Standards of Good Engineering Practice. McDonald will promptly execute any necessary application for renewal of the FCC Licenses. McDonald will deliver to Buyer, within ten days after filing, copies of any reports, applications or responses to the FCC or any other governmental entity related to the Stations which are filed between the date of this Option Agreement and the Closing Date.

                  (b) Insurance. Maintain in full force and effect through the Closing Date adequate property damage, liability, and other insurance with respect to the Station Assets providing coverage against such risks and in at least the amounts as provided by the insurance policies currently maintained by McDonald.

                  (c)      Notification.

                           (i)      Give detailed written notice to Cumulus
promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a breach of any of McDonald's representations or warranties contained in this Option Agreement or in any schedule referred to by it.



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                           (ii)     Promptly notify Cumulus in writing upon
becoming aware of any offer or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Option Agreement or the transactions contemplated by it, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Option Agreement or such transactions, or to nullify or render ineffective this Option Agreement or such transactions if consummated.

                  (d) Fulfill Conditions. Use its respective best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Option Agreement and to cause the transactions contemplated by this Option Agreement to be fully carried out.

                  (e) Provide Access. Allow Cumulus and representatives of Cumulus, upon reasonable notice and during normal business hours, to inspect the titles, contracts, books of account, records and affairs of the Station. Cumulus shall be entitled to all such other information concerning the affairs of the Station as Cumulus shall reasonably request.

                  (f) Disclose Problems. Disclose to Cumulus any unusual and significant problems or developments or any competing offers with respect to the Station or the Station Assets. McDonald shall give prompt written notice to Cumulus if the Station Assets shall have suffered damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of the Station.

                  (g) Disclosure Schedule. At the request of Cumulus at any time, and in any event no later than March 1, 2000, update the Disclosure Schedule to accompany the Asset Purchase Agreement.

         11. NEGATIVE COVENANTS OF MCDONALD. Prior to the Closing Date, McDonald will not, without the prior written consent of Cumulus:

                  (a) No Alienation of Station Assets. Sell, lease, transfer, or agree to sell, lease, or transfer any Station Assets without notice to Cumulus and without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value.

                  (b) No Labor and Employment Contracts. Enter into any contract of employment or collective bargaining agreement, permit any increases or changes in the compensation or benefits of any of the Stations' employees or otherwise hire any employee, except to replace any non-managerial or sales employee whose employment terminates prior to the Closing Date on substantially the same terms and conditions as the terminated employee, or except as in the ordinary course of business in accordance with past practices.

                  (c) No Adverse Permits. Apply to the FCC for any construction permit or


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modification of license which would materially restrict
the Stations' operations, or make any material change in the Stations' buildings, leasehold improvements, or fixtures.



                  (d) Negotiations for Sale. Hold out the Stations for sale, entertain an offer to purchase the Station Assets or the interests of McDonald, enter into any negotiations with any party other than Cumulus for the assignment and transfer of the Station Assets to be assigned and conveyed under this Option Agreement or the Asset Purchase Agreement, give an option to any such other party to acquire the Station Assets or interests of McDonald, or provide any information to any third-party (other than McDonald's employees, agents, attorneys or accountants) regarding the Stations' finances or equipment.

                  (e) No New Encumbrances. Create or assume any new mortgage, security interest or pledge, or subject to lien or encumbrance any of the Station Assets, whether now owned or later acquired. Any existing security interests or encumbrances shall be paid in full and cleared of record on or before the Closing Date.

                  (f) FCC Obligations. By any act or omission of it, its directors, officers, employees or agents, surrender, modify, forfeit or fail to seek timely renewal of the FCC Licenses from the Commission or cause the Commission to institute any proceedings for revocation, cancellation or modification of the FCC Licenses, or fail to prosecute with due diligence, or participate in the prosecution of, the Assignment Application, including all amendments to it, as necessitated by FCC Rules and Regulations, or as requested by the Commission Staff.

         12. AFFIRMATIVE COVENANTS OF CUMULUS. Subject to the terms of the Management Agreement, Cumulus shall, through the Closing Date, with respect to the Stations:

                  (a)      Notification.

                           (i)      Give detailed written notice to McDonald
promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a breach of any of Cumulus' representations or warranties contained in this Option Agreement or in any schedule referred to by it.

                           (ii)     Promptly notify McDonald in writing upon
becoming aware of any offer or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Option Agreement or the transactions contemplated by it, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Option Agreement or such transactions, or to nullify or render ineffective this Option Agreement or such transactions if consummated.

                  (b) Fulfill Conditions. Use its respective best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Option Agreement and to cause the transactions contemplated by this Option Agreement to be fully carried out.


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                  (c)      Provide Access. Allow McDonald and representatives of
McDonald, upon reasonable notice and during normal business hours, to inspect the titles, contracts, books of account, records and affairs of the Stations. McDonald shall be entitled to all such other information concerning the affairs of the Stations as McDonald shall reasonably request.

         13.      NOTICES.

                  (a) Notices. All notices, demands and requests required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, or by commercial overnight delivery service to the parties at the following addresses or such other addresses as either party may specify by written notice to the other. Notices shall be deemed given on the date of receipt (if delivered in person) or on the date of delivery set forth in the records of the delivery service (if delivered by commercial delivery service) or on the return receipt (if delivered by certified mail).


         If to McDonald:                    Mr. Jack Standridge
         --------------                     McDonald Media Group, Inc.
                                            One Office Park Circle
                                            Suite 300
                                            Birmingham, Alabama 35223
                                            Phone: (205) 879-0456
                                            Fax: (205) 879-0479


                  with copy to:             J. Fred Powell, Esquire
                                            Burr & Forman LLP
                                            P.O. Box 830719
                                            Birmingham, Alabama 35283
                                            Phone: (205) 251-3000
                                            Fax: (205) 458-5100

         If to Cumulus:                     Terrence J. Leahy, Esq.
         -------------                      Cumulus Broadcasting, Inc.
                                            Cumulus Licensing Corp.
                                            Cumulus Wireless Services Inc.
                                            111 East Kilbourn Avenue, Suite 2700
                                            Milwaukee, WI 53211
                                            Phone: (414) 615-2800
                                            Fax: (414) 615-2880


                  (b) Written notification to Counsel or by telephone facsimile shall not constitute Notice for purposes of this paragraph.

         14. NO WAIVER. The failure of any party at any time to require performance of any

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provision of this Option Agreement shall not affect its right at a later time to enforce the provision. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Option Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be in other instances a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         15. ENFORCEMENT. Should either party breach or be in default under this Option Agreement, the other party shall be entitled to seek judicial enforcement in law and equity, and such damages as a court of competent jurisdiction may determine. In any court action, the prevailing party will be entitled to recovery of reasonable expenses, court costs, and reasonable attorney's fees.

         16. CONTROL OF STATION. During the term of this Option Agreement, and until such time as the Option has been exercised and the Commission has approved the assignment of the Licenses for Station from McDonald to Cumulus, Cumulus shall not control the operation of the Station, but such operation shall be the responsibility of McDonald.

         17. OTHER AGREEMENTS. The parties acknowledge that they have previously executed a Management Agreement with respect to the Stations; that simultaneously with the execution of this Option Agreement, they are executing an Escrow Agreement; and that they are executing (but not dating) duplicate originals of the Asset Purchase Agreement. Execution and delivery of the Escrow Agreement and the duplicate originals of the Asset Purchase Agreement are conditions to the effectiveness of this Option Agreement.

         18. AMENDMENTS. The provisions of this Option Agreement may be amended, terminated or waived only by an instrument in writing executed by both of the parties or by the party granting a waiver.

         19. HEADINGS. The headings contained in this Option Agreement are for reference purposes only and shall not affect its meaning or interpretation.

         20. COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21. COMPLIANCE WITH THE COMMUNICATIONS ACT AND FCC RULES. The parties agree that the provisions of this Option Agreement are subject to all applicable requirements under the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies of the FCC promulgated thereunder ("FCC Rules"). The parties agree that all actions undertaken pursuant to this Option Agreement shall be in full compliance with the requirements of the Communications Act and the FCC Rules, and the parties shall take no action which would be in violation thereof. Each party agrees to execute, and to cooperate in the filing and prosecution of, all applications and other documents which in the opinion of counsel are

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necessary to obtain FCC or other governmental approval of any transactions contemplated by this Option Agreement.

         23       FURTHER ASSURANCES. The parties to this Option Agreement
hereby each pledge to the other that they shall take whatever steps are reasonably necessary, in good faith, and shall use their best efforts to carry out their obligations under this Option Agreement so that the transactions contemplated herein shall be consummated in a complete and expeditious manner.

         24. OTHER DOCUMENTS. The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Option Agreement.

         25. ASSIGNMENT. The rights granted to Cumulus by this Option Agreement may be assigned by Cumulus to an entity which is controlled by or under common control with Cumulus upon the providing of written Notice to McDonald, provided that such assignment shall not relieve Cumulus of its obligations under this Option Agreement.

         26. CONSTRUCTION. This Option Agreement shall be construed in accordance with the laws of the State of Delaware.

                  [ THE NEXT PAGE IS THE SIGNATURE PAGE ONLY ]



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         IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date and year first above written.


                                           OPTIONOR:

                                           McDONALD MEDIA GROUP, INC.


                                           /s/ William W. McDonald
                                           -------------------------
                                           By: William W. McDonald
                                           Title: President
                                                 -------------------------------


                                           OPTIONEES:

                                           CUMULUS BROADCASTING, INC.



                                           /s/ Richard Weening
                                           -------------------------
                                           By: Richard Weening
                                               Executive Chairman


                                           CUMULUS WIRELESS SERVICES INC.



                                           /s/ Richard Weening
                                           -------------------------
                                           By: Richard Weening
                                               Executive Chairman


                                           CUMULUS LICENSING CORP.



                                           /s/ Richard Weening
                                           -------------------------
                                           By: Richard Weening
                                               Executive Chairman




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